UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2005

DDS TECHNOLOGIES USA, INC.

(Exact Name of Registrant as Specified in Its Charter)

Nevada	1-15547	13-4253546
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

150 East Palmetto Park Road, Suite 510

Boca Raton, Florida 33432

(Address of principal executive office)

Registrant’s telephone number, including area code (561) 750-4450

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02. Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

(a)	On August 24, 2005, the executive officers of DDS Technologies USA, Inc. (the “Company”) authorized to take such action voluntarily concluded that the accounting method used by the Company to record the sale of its 6% convertible preferred stock and related warrants in a private placement completed on April 12, 2005 needed to be revised to reflect the proper accounting treatment under the most relevant and applicable accounting literature. Specifically, the Company accounted for certain embedded instruments relating to the convertible preferred stock as permanent equity rather than liabilities as prescribed by Emerging Issues Task Force No. 00-19, Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock. Additionally, these embedded instruments are required to be accounted for under Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments with Hedging Activities, resulting in a fair value adjustment at June 30, 2005 that will be reflected in the statements of operations for the three and six months ended June 30, 2005. The effect that this restatement will have on the financial statements has not yet been fully determined. As a result, the Company’s financial statements for the six months ended June 30, 2005 are being restated and should no longer be relied upon. The Company expects that the restatement will result in a material change to the financial statements. The decision to restate was made by the executive officers of the Company authorized to take such action following consultation with the Audit Committee of the Board of Directors. The decision was discussed with the Company’s independent registered public accounting firm. The Company will restate the financial statements for the six months ended June 30, 2005 in an amendment to the Company’s Quarterly Report on Form 10-QSB for the quarter ended June 30, 2005. The Company anticipates that it will file the restated Form 10-QSB no later than September 16, 2005.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DDS TECHNOLOGIES USA, INC.

Date: August 30, 2005	By:	/s/ Spencer Sterling
	Name:	Spencer Sterling
	Title:	President and Chief Executive Officer